Exhibit 99

Marine Products Corporation Reports Third Quarter 2010 Financial Results

ATLANTA, October 27, 2010 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2010.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtreme Towboats, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2010, Marine Products generated net sales of $24,027,000 compared to $7,011,000 last year.  The increase in net sales was due to a significant increase in the number of boats sold and lower retail incentive costs as a percentage of net sales compared to the prior year, partially offset by a 4.9 percent decrease in the average selling price per boat.  Prior year net sales included the recognition of a significant amount of estimated incentive costs related to boats sold in prior periods.  The decrease in average selling price per boat was principally due to a shift in model mix in our SSi Wide Tech and Robalo product lines.

Gross profit for the quarter was $4,076,000, or 17.0 percent of net sales, compared to a gross loss of $585,000 in the prior year.   The increase in gross profit in the third quarter of 2010 resulted from higher sales, lower retail incentive costs as a percentage of net sales, and increased efficiencies due to higher production levels.  We operated at significantly higher production levels compared to the prior year in response to retail demand for new models and lower dealer inventories.

Operating profit for the quarter was $1,177,000 compared to an operating loss of $3,340,000 in the third quarter of last year.  The Company’s operating profit increased compared to the prior year primarily due to higher net sales and gross profit compared to the prior year.  Selling, general and administrative expenses increased slightly to $2,899,000 in the third quarter compared to $2,755,000 in the prior year.  However, as a percentage of net sales, selling, general and administrative expenses decreased from 39.3 percent in the prior year to 12.1 percent in the current quarter due to leverage of fixed costs over higher net sales.

Net income for the quarter ended September 30, 2010 was $1,000,000 compared to a net loss of $1,608,000 in the prior year.  Net income increased compared to the prior year due to higher operating profit, partially offset by an increase in the income tax provision and slightly lower interest income.   Earnings per share for the quarter were $0.03 compared to $0.04 loss per share in the prior year.

3rd Quarter 2010 Press Release

Net sales for the nine months ended September 30, 2010 were $80,197,000, a 181.9 percent increase compared to the first nine months of 2009.  Net income for the nine-month period was $3,385,000 or $0.09 earnings per share compared to net loss of $7,929,000 or $0.22 loss per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the third quarter of 2010, Marine Products Corporation benefited from appropriately lower dealer inventories and improved dealer order levels.  Unit sales to dealers increased significantly across all of our product lines compared to the third quarter of 2009, when our production and sales were very low in order to allow our dealers to sell their existing inventory.  Although our overall average selling prices declined during the quarter, we generated higher average selling prices in our Signature Cruiser and Sunesta Wide Tech product lines, as we introduced two larger models last quarter which our dealers received enthusiastically.

“As we previously disclosed, we reduced production during the third quarter, and our unit sales declined 26.0 percent on a sequential basis as a result of this decision.  We held our annual dealer conference during the third quarter.  We are pleased that attendance among our dealer network was better than last year, and that our dealers responded enthusiastically to our theme for the 2011 model year.  The upcoming year’s theme is Leading By Design, which emphasizes the four pillars of our current and future success:  financial strength, new product development, dealer support, and satisfied customers.  Based on orders from the conference, we have a backlog which allows us to schedule our fourth quarter production with some certainty.  The winter boat show season will begin in a few months and as always, we will closely monitor attendance and sales from these shows as a gauge for the 2011 retail selling season.

“Our near-term outlook for recreational boating continues to be uncertain.  The lingering recession, low consumer confidence, and the severely depressed residential real estate environment in many recreational boating areas continue to force us to believe that the selling environment for our products will continue to be lackluster in the immediate future.  Our strategy continues to be to use our financial strength and management expertise to design and build innovative products, and to expand and improve our dealer network, thereby positioning our company to benefit when demand for recreational boats improves,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 27, 2010 at 8:00 a.m. Eastern Time to discuss the results of the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 820-9417 or (816) 581-1703 and using the conference ID #4620369.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

3rd Quarter 2010 Press Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our dealers enthusiastically received our newly introduced two larger models; our belief that the level of enthusiasm and attendance among our dealer network was better in the 2010 annual dealer conference that in 2009; our belief that we will be able to schedule our fourth quarter production with some certainty; our view that the near-term outlook for recreational boating continues to be uncertain; our belief that the selling environment for our products will continue to be lackluster in the immediate future; our ability to execute our strategy to use our financial strength and management expertise to design and build innovative products, and to expand and improve our dealer network; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2009.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com
JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

3rd Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2010	2009	% BETTER (WORSE)	2010	2009	% BETTER (WORSE)
Net Sales	$24,027	$7,011	242.7%	$80,197	$28,449	181.9%
Cost of Goods Sold	19,951	7,596	(162.7)	66,079	33,616	(96.6)
Gross Profit (Loss)	4,076	(585)	N/M	14,118	(5,167)	N/M
Selling, General and Administrative Expenses	2,899	2,755	(5.2)	10,812	9,240	(17.0)
Operating Profit (Loss)	1,177	(3,340)	N/M	3,306	(14,407)	N/M
Interest Income	278	420	(33.8)	876	1,257	(30.3)
Income (Loss) Before Income Taxes	1,455	(2,920)	N/M	4,182	(13,150)	N/M
Income Tax Provision (Benefit)	455	(1,312)	N/M	797	(5,221)	N/M
Net Income (Loss)	$1,000	$(1,608)	N/M %	$3,385	$(7,929)	N/M %

EARNINGS (LOSS) PER SHARE
Basic	$0.03	$(0.04)	N/M %	$0.09	$(0.22)	N/M %
Diluted	$0.03	$(0.04)	N/M %	$0.09	$(0.22)	N/M %

AVERAGE SHARES OUTSTANDING
Basic	36,190	36,084		36,173	36,059
Diluted	36,586	36,084		36,638	36,059

3rd Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$9,053	$973
Marketable securities	18,626	24,190
Accounts receivable, net	1,203	2,722
Inventories	22,472	16,073
Income taxes receivable	-	5,587
Deferred income taxes	1,138	666
Prepaid expenses and other current assets	1,187	1,198
Total current assets	53,679	51,409
Property, plant and equipment, net	12,563	13,599
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	28,275	23,354
Deferred income taxes	3,248	2,771
Other assets	5,019	4,996
Total assets	$106,557	$99,902

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,635	$3,114
Accrued expenses and other liabilities	9,520	6,937
Total current liabilities	15,155	10,051
Pension liabilities	5,185	5,792
Other long-term liabilities	423	346
Total liabilities	20,763	16,189
Common stock	3,709	3,690
Capital in excess of par value	-	-
Retained earnings	82,776	81,021
Accumulated other comprehensive loss	(691)	(998)
Total stockholders' equity	85,794	83,713
Total liabilities and stockholders' equity	$106,557	$99,902